April 22, 2002

A Time To Grow, Inc.
1240 Blalock Rd., Ste. 170
Houston, Texas 77055

Re:  Business Services Contract – Elise Sanders

Gentlemen:

This Service Agreement is made between A Time To Grow, Inc., (ऺTOG”) 1240 Blalock Road, Ste. 170, Houston, Texas, 77055 and Ms. Elise Sanders, 5868 Westhimer Rd., Ste. 323, Houston, Texas.  The Parties to this Agreement agree as follows:

WHEREAS, Elise Sanders provides consulting services regarding business development, management efficiencies, corporate planning and strategic corporate implementation, it is, therefore, agreed that:

A Time to Grow, Inc. will issue to and in the name of Elise Sanders certificates representing 50,000 shares of its common stock par value $0.0001.  (the “Shares”).

Said shares shall represent compensation in full for the consulting services provided to the Company by Ms. Sanders.

A Time To Grow, Inc. will file a registration statement with the Securities and Exchange Commission relating to the shares issued pursuant to this agreement as soon as reasonably practical.

None of the Shares relate to, and no credit shall be allowed with respect to any services rendered in connection with capital raising transactions or the direct or indirect promotion of a market for the Shares.

Please indicate your consent to the foregoing by signing and returning a copy of this letter to the address set forth above.

Very truly yours,

A TIME TO GROW, INC.

By:  __/s/ Jonathan C. Gilchrist, President

           Jonathan C. Gilchrist, President

__/s/_Elise Sanders______________